SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 26, 2012

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

                                                               Delaware                          1-16725                                     42-1520346

                                                 (State or other jurisdiction         (Commission file number)              (I.R.S. Employer

                                                         of incorporation)                                                                  Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

            (17 CFR 240.14d-2(b))

[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

__________________

Item 2.02.  Results of Operations and Financial Condition

On April 26, 2012, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended March 31, 2012.  The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99    First Quarter 2012 Earnings Release

                                                                                SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                               PRINCIPAL FINANCIAL GROUP, INC.

                                                                               By:      ___/s/ Terrance J. Lillis

                                                                               Name:  Terrance J. Lillis

       Title:     Senior Vice President and Chief Financial Officer

Date:    April 26, 2012

                                                                                                               EXHIBIT 99

Release:                        On receipt, April 26, 2012

Media contact:              Susan Houser, 515-248-2268, houser.susan@principal.com

Investor contact:            John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group, Inc. Announces First Quarter 2012 Results

•         First quarter 2012 operating earnings [1]  of $213.0 million, a decrease of 3 percent compared to first quarter 2011.

•         Net income available to common stockholders of $201.5 million, an increase of 11 percent compared to first quarter 2011.

•         Record assets under management of $364.1 billion, an increase of 11 percent compared to first quarter 2011.

•         Book value per share, excluding AOCI [2] increased to $27.70, up 5 percent over first quarter 2011.

(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for first quarter 2012.  The company reported operating earnings of $213.0 million for first quarter 2012, compared to $219.8 million for first quarter 2011.  Operating earnings per diluted share (EPS) were $0.70 for first quarter 2012, compared to $0.68 for first quarter 2011. The company reported net income available to common stockholders of $201.5 million, or $0.66 per diluted share for first quarter 2012, compared to $182.0 million, or $0.56 per diluted share for first quarter 2011. Operating revenues for first quarter 2012 were $2,107.4 million compared to $2,047.5 million for the same period last year.

“The Principal® ended the first quarter with record assets under management, contributing to a solid start to 2012.  We had strong investment performance and impressive sales and net cash flows across Full Service Accumulation, Principal Funds, Principal International and Principal Global Investors.” said Larry D. Zimpleman, chairman, president and chief executive officer of Principal Financial Group, Inc. “We continue to invest in our businesses, both organically and through strategic acquisitions, in order to grow in the right markets that position us for the long term.  I am more confident today than ever that The Principal has the right business mix and the right global footprint to fulfill our strategy of being a global investment management leader.”

Added Terry Lillis, senior vice president and chief financial officer, “In the first quarter we announced the acquisition of a majority stake in Claritas, a leading retail mutual fund and asset management company based in Brazil, which was our fourth international acquisition in the last 12 months.  Additionally in the first quarter, we authorized a $100 million share repurchase and paid our first quarterly dividend to shareholders.  With $1.6 billion of excess capital at the end of first quarter, an improving investment portfolio and strong ongoing capital generation, we continue to have financial flexibility to invest in our businesses and return more capital to shareholders.”

[1] Use of non-GAAP financial measures is discussed in this release after Segment Highlights

[2] Accumulated Other Comprehensive Income

 Key Highlights

•         Strong sales in the company’s three key U.S. Retirement and Investor Services Accumulation products in the first quarter, with $3.2 billion for Full Service Accumulation, a record $3.7 billion for Principal Funds and $587 million for Individual Annuities.

•         Net cash flows of $2.0 billion for Full Service Accumulation and a record $1.5 billion for Principal Funds.

•         Unaffiliated net cash flows of $3.3 billion contributed to record unaffiliated assets under management of $90.7 billion for Principal Global Investors.

•         Principal International reported record net cash flows of $2.3 billion and record assets under management of $59.2 billion (excluding $7.3 billion of assets under management in our asset management joint venture in China, which are not included in reported assets under management).

•         Continued momentum in Individual Life with the business market representing 57 percent of total sales.

•         Specialty Benefits had solid premium and fees growth of 5 percent over first quarter 2011 and a continued stable loss ratio.

  Strong capital position with an estimated risk based capital ratio of 440 percent at quarter-end and $1.6 billion of excess capital.[3]

•         Moved from an annual to a quarterly dividend and paid our first quarterly dividend of $0.18 per common share on March 30, 2012.

Net Income

Net income available to common stockholders of $201.5 million for first quarter 2012 reflects net realized capital losses of $10.0 million, which includes:

  $18.7 million of net losses related to sales and permanent impairments of fixed maturity securities, including $14.3 million of losses on commercial mortgage backed securities; and
  $2.8 million of losses on commercial mortgage whole loans.

Segment Highlights

Retirement and Investor Services

Segment operating earnings for first quarter 2012 were $143.6 million, compared to $154.1 million for the same period in 2011. Full Service Accumulation earnings decreased 4 percent from the year ago quarter to $69.6 million, reflecting lower net investment income and fee revenue.  Principal Funds earnings decreased 3 percent from a year ago to $11.6 million primarily due to higher compensation and sales-related expenses.  Individual Annuities earnings were $33.0 million compared to $35.9 million for first quarter 2011, which reflects lower investment income and a higher tax rate.  Bank and Trust Services earnings decreased to $6 million, primarily due to a legal settlement in the current quarter. The guaranteed businesses, which consist of Investment Only and Full Service Payout, earned $23.4 million in the first quarter 2012 compared to $25.3 million in the first quarter of 2011. The difference was primarily due to lower variable investment income and a decline in average account values.

Operating revenues for the first quarter 2012 were $1,055.1 million compared to $1,017.9 million for the same period in 2011 primarily due to higher premiums and fees, which were partially offset by lower net investment income.

Segment assets under management were a record $194.0 billion as of March 31, 2012, compared to $181.5 billion as of March 31, 2011.

[3] Excess capital includes cash at the holding company and capital at the life company above that needed to maintain a 350 percent NAIC risk based capital ratio for the life company.

Principal Global Investors

Segment operating earnings for first quarter 2012 were $16.2 million, compared to $16.6 million in the prior year quarter, reflecting higher compensation costs as we increase distribution and investment staff to support growth.

Operating revenues for first quarter were $138.1 million, compared to $125.3 million for the same period in 2011, reflecting higher management fees due to growth in assets under management and higher borrower transaction fees.

Unaffiliated assets under management were a record $90.7 billion as of March 31, 2012, compared to $78.0 billion as of March 31, 2011.

Principal International

Segment operating earnings were $41.8 million in first quarter 2012, compared to $27.8 million in the prior year quarter. The improvement was primarily due to an increase in assets under management. A $5 million negative impact to earnings from regulatory changes in Mexican AFORE assigned lives was partially offset by delayed expenses in our Latin American operations.

Operating revenues were $262.5 million for first quarter 2012, compared to $206.1 million for the same period last year, primarily due to 22 percent growth in assets under management.

Segment assets under management were a record $59.2 billion as of March 31, 2012, up $10.7 billion over $48.5 billion as of March 31, 2011.

U.S. Insurance Solutions

Segment operating earnings for first quarter 2012 were $50.2 million, compared to $53.4 million for the same period in 2011. Individual Life earnings were $31.7 million in the first quarter compared to $30.9 million in first quarter 2011. Operating earnings in first quarter 2012 benefitted by $3 million from a prescribed accounting practice change in the amortization basis for certain individual life policies.  Specialty Benefits earnings were $18.5 million in first quarter 2012, down from $22.5 million in the same period a year ago primarily due to stronger than normal net investment income in first quarter 2011.

Segment operating revenues for first quarter 2012 were $697.0 million compared to $732.0 million for the same period a year ago as fees and other revenue were negatively impacted from the change in the amortization basis.

Corporate

Operating losses for first quarter 2012 were $38.8 million compared to operating losses of $32.1 million in first quarter 2011. Current quarter results reflect higher tax and legal expenses.

Accounting Changes

New accounting guidance, which modifies the definition of types of costs incurred by insurance entities that can be capitalized in the successful acquisition of new or renewal insurance contracts, became effective on January 1, 2012.  We retrospectively applied this accounting guidance.

In addition, we voluntarily changed our method of accounting for the cost of reinsurance within our Individual Life division.  One impact of this voluntary accounting change is that any difference between actual and expected reinsurance cash flows is recognized in earnings immediately instead of being deferred and amortized over the life of the underlying policies.  We adopted the new method because we believe that it better reflects the economics of our reinsurance transactions by accounting for direct claims and related reinsurance recoveries in the same period. In addition, the new method is consistent with management's intent in purchasing reinsurance to protect the Company against large and unexpected claims.

Comparative amounts from prior periods have been adjusted to apply the new deferred policy acquisition cost guidance and the voluntary reinsurance accounting change retrospectively.  Historical periods reflecting these changes are disclosed on our Investor Relations website.

Forward looking and cautionary statements

This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2011, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation:  adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; continued difficult conditions in the global capital markets and the economy generally; continued volatility or further declines in the equity markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments;  competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DPAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business, and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s stockholder rights plan, certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations.  They are not, however, a substitute for U.S. GAAP financial measures.  Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release.  The company adjusts U.S. GAAP measures for items not directly related to ongoing operations.  However, it is possible these adjusting items have occurred in the past and could recur in the future reporting periods.  Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call

On Friday, April 27, 2012 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•         Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

  Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 66987871.
  Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 66987871. This replay will be available approximately two hours after the completion of the live earnings call through the end of day May 4, 2012.
  Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement and additional investment portfolio detail for first quarter 2012 is currently available at www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group

The Principal Financial Group® (The Principal ®)[4] is a global investment management leader including retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $364.1 billion in assets under management[5] and serves some 17.3 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

[4] “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

[5] As of March 31, 2012.

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss) [6] in millions
	Three Months Ended,
	3/31/12	3/31/11
Retirement and Investor Services	$ 143.6	$ 154.1
Principal Global Investors	16.2	16.6
Principal International	41.8	27.8
U.S. Insurance Solutions	50.2	53.4
Corporate	(38.8)	(32.1)
Operating Earnings	$ 213.0	$ 219.8
Net realized capital losses, as adjusted	(10.0)	(54.9)
Other after-tax adjustments	(1.5)	17.1
Net income available to common stockholders	$ 201.5	$ 182.0

	Per Diluted Share
	Three Months Ended,
	3/31/12	3/31/11
Operating Earnings	$ 0.70	$ 0.68
Net realized capital losses, as adjusted	(0.04)	(0.17)
Other after-tax adjustments	0.00	0.05
Net income available to common stockholders	$ 0.66	$ 0.56
Weighted-average diluted common shares outstanding	304.7	324.7

[6] Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders

Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.  Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends.  Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods.  While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

	Three Months Ended,
	3/31/12	3/31/11
Premiums and other considerations	$ 677.1	$ 571.2
Fees and other revenues	582.7	594.5
Net investment income	847.6	881.8
Total operating revenues
	2,107.4	2,047.5

Benefits, claims and settlement expenses	1,216.2	1,020.5
Dividends to policyholders	50.3	53.6
Commissions	159.8	146.9
Capitalization of DPAC	(101.0)	(82.7)
Amortization of DPAC	(105.4)	53.9
Depreciation and amortization	23.5	20.0
Interest expense on corporate debt	31.1	30.5
Compensation and other	546.7	504.5
Total expenses	1,821.2	1,747.2

Operating earnings before tax, noncontrolling interest and preferred stock dividends	286.2	300.3
Less:
Income tax	63.9	71.2
Operating earnings attributable to noncontrolling interest	1.1	1.1
Preferred stock dividends	8.2	8.2
Operating earnings	$ 213.0	$ 219.8

Net realized capital losses, as adjusted	(10.0)	(54.9)
Other after-tax adjustments	(1.5)	17.1
Net income available to common stockholders	$ 201.5	$ 182.0

Selected Balance Sheet Statistics

Period Ended,
	3/31/12	12/31/11	3/31/11
Total assets (in billions)	$ 153.7	$ 147.4	$ 146.5
Total common equity (in millions)	$ 8,822.9	$ 8,475.9	$ 9,058.9
Total common equity excluding accumulated other comprehensive income (in millions)	$ 8,334.8	$ 8,217.9	$ 8,492.9
End of period common shares outstanding (in millions)	300.9	301.1	321.3
Book value per common share	$ 29.32	$ 28.15	$ 28.19
Book value per common share excluding accumulated other comprehensive income	$ 27.70	$ 27.29	$ 26.43

	Three Months Ended,
	3/31/12	3/31/11
Diluted Earnings Per Common Share:
Operating earnings	$ 0.70	$ 0.68
Net realized capital losses	(0.04)	(0.17)
Other after-tax adjustments	-	0.05
Net income available to common stockholders	$ 0.66	$ 0.56

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$ 27.70	$ 26.43
Net unrealized capital gains	2.94	2.03
Foreign currency translation	(0.15)	0.16
Net unrecognized postretirement benefit obligations	(1.17)	(0.43)
Book value per common share including accumulated other comprehensive income	$ 29.32	$ 28.19

Operating Revenues:
RIS	$ 1,055.1	$ 1,017.9
PGI	138.1	125.3
PI	262.5	206.1
USIS	697.0	732.0
Corporate	(45.3)	(33.8)
Total operating revenues	2,107.4	2,047.5
Net realized capital losses and related adjustments	(30.4)	(80.5)
Terminated businesses	18.9	254.9
Total GAAP revenues	$ 2,095.9	$ 2,221.9

Operating Earnings:
RIS	$ 143.6	$ 154.1
PGI	16.2	16.6
PI	41.8	27.8
USIS	50.2	53.4
Corporate	(38.8)	(32.1)
Total operating earnings	213.0	219.8
Net realized capital losses	(10.0)	(54.9)
Other after-tax adjustments	(1.5)	17.1
Net income available to common stockholders	$ 201.5	$ 182.0

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	$ (10.0)	$ (54.9)
Certain derivative and hedging-related adjustments	23.3	22.3
Amortization of DPAC and sale inducement costs	(32.9)	(20.6)
Certain market value adjustments of embedded derivatives	1.9	(3.8)
Capital gains distributed	7.5	8.7
Tax impacts	(4.9)	(27.5)
Noncontrolling interest capital gains	8.1	17.5
Recognition of front-end fee revenues	0.4	0.2
Net realized capital gains (losses) associated with exited group medical insurance business	(0.1)	0.1
GAAP net realized capital losses	$ (6.7)	$ (58.0)

Other After-Tax Adjustments:
Earnings (losses) associated with exited businesses	$ (1.5)	$ 17.1
Total other after-tax adjustments	$ (1.5)	$ 17.1